Exhibit 4.10

Amendment and Addendum Dated as of July 26, 2006
(the “Amendment”)
to that Certain Convertible Loan Agreement Entered into as of April 4, 2006

This Amendment is entered by and among Fortissimo Capital Fund GP, L.P., on behalf of the several parallel partnerships in which it serves as the General Partner (the "Lead Lender"), whose principal offices are located at 14 Hamelacha Street, Park Afek, Rosh Haayin 48091, Israel, Shem Basum Ltd., an Israeli company, having its address at 8 Hanna Senesh St., Kfar Saba, Israel (“Beilis”); Michael Chill, an individual having his address at 210 West 89th Street Apt. 4-N, New York, NY 10024, U.S.A. (“Chill” and together with Beilis and the Lead Lender, the “Accelerating Lenders”), and Radview Software Ltd., an Israeli corporation, corporate registration number 511627952, with its principal offices in Israel located at 2 Habarzel Street, Tel Aviv 69710, Israel and its principal offices in the U.S.A. located at 7 New England Executive Park, Burlington, MA 01803 (the “Borrower” or the “Company”).

Recitals

Whereas, on January 26, 2006, the Lead Lender and the Borrower entered into a Bridge Loan Agreement (the “BLA”), pursuant to which the Lead Lender has agreed to advance to the Company by installments a loan in the amount of up to US$500,000, all as set forth in the BLA (principal amounts actually borrowed under the BLA and any interest accrued thereon shall hereinafter be defined as the “Bridge Loan Amount”); and

Whereas, the Accelerating Lenders, Mr. Yehuda Zisapel (“Zisapel”) and the Borrower have entered into a Share Purchase Agreement, dated as of April 4, 2006, pursuant to which the Accelerating Lenders and Zisapel shall make an equity investment of up to US$3,000,000 in the Company (the “SPA”); and

Whereas, concurrently with the entering into the SPA, the Accelerating Lenders, Zisapel and the Borrower entered into a Convertible Loan Agreement, dated as of April 4, 2006 (the “CLA”), pursuant to which the Accelerating Lenders and Zisapel shall advance to the Company a loan in the amount of US$250,000 (in addition to the US$500,000 made available to the Company under the BLA) concurrently with the SPA Closing (as such term is defined in the CLA; the aforesaid US$250,000 amount shall hereinafter be defined as the  “Principal Amount”), of which the respective portions of the Accelerating Investors are set forth on Schedule 1.1 hereto (the “Accelerated Portion of the Principal Amount”); and

Whereas, the Accelerating Lenders and the Borrower wish to amend certain of the provisions of the CLA so that the Accelerated Portion of the Principal Amount shall be made available to the Borrower prior to the SPA Closing, all as set forth in the CLA as amended hereby, while the balance of the Principal Amount shall remain available to the Borrower from Zisapel pursuant to the original terms of the CLA.

Now, Therefore, in consideration of the mutual agreements, provisions and covenants contained herein, the parties agree as follows:

1.	Interpretation.

The preamble to this Amendment shall be deemed an integral part hereof. Capitalized terms used and not otherwise defined herein shall have the meanings set forth in the CLA. The meaning of capitalized terms which are defined herein shall apply to such terms when used in the CLA, as amended hereby.

2.	Amendment of the CLA

The Accelerating Lenders and the Borrower hereby agree to amend the CLA, as follows:

2.1	Amendment of Section 1.1 of the CLA (Definition of Loan Date).

The provisions of Section 1.1 (a) of the CLA shall be replaced in their entirety by the following:

“Subject to the terms and conditions of this Agreement, each of the Lenders, severally and not jointly, agrees to provide to the Borrower with a loan in the amount set forth opposite the name of such Lender in Schedule 1.1 hereto, amounting in the aggregate to the Principal Amount. The Company acknowledges that it has received from the Lead Lender a total of $500,000, constituting the entire amount available for burrowing under the BLA.”

In Section 1.1(b) the reference in the first sentence to “the Loan Date (as defined below)” shall be replaced with the following text: “the Accelerated Portion Loan Date or the Remaining Portion Loan Date (each, as defined below), as the case may be”

The provisions of Section 1.1 (c) of the CLA shall be replaced in their entirety by the following:

“The respective portion of the Principal Amount of each of the Accelerating Lenders, as set forth in Schedule 1.1 hereto (the “Accelerated Portion of the Principal Amount”) shall be paid to the Borrower no later than July 27, 2006 (the “Accelerated Portion Loan Date”). Zisapel’s respective portion of the Principal Amount shall be paid to the Company concurrently with the SPA Closing (the “Remaining Portion Loan Date”)”.

2.2	Amendment of Section 1.2of the CLA.

(i)	The provisions of Section 1.2 (a) of the CLA shall be replaced in their entirety by the following:

“Unless earlier converted in accordance with the terms of Sub-Section 1.2 (b) below, the Loan Amount shall become immediately repayable in full upon the earlier to occur of: (a) the date which is thirty (30) days after the third anniversary of the Remaining Portion Loan Date; (b) at the option of a Lender with respect to such Lender’s portion of the Loan Amount, upon the occurrence of an Event of Default (as defined herein); or (c) in respect only of the Loan Amount attributable to the Accelerated Portion of the Principal Amount -  in the event that (i) the SPA Closing has not taken place on or prior to August 27, 2006  or  (ii)  the Borrower has not adopted the Resolutions (as defined below) at the shareholders meeting, then in each of the circumstances under subsections (i) or (ii) above, by September 15, 2006, unless Borrower has received a written extension of such repayment date by an Accelerating  Lender, which notice shall apply only to such Accelerating Lender’s respective portion of the Loan Amount.  It is hereby clarified that concurrently with and in addition to the repayment to the Lead Lender of its respective portion of the Loan Amount, the Borrower shall repay to the Lead Lender the entire Bridge Loan Amount then outstanding.”

(ii)	The reference to “the Loan Date” in the first line of Section 1.2(b) of the CLA shall be replaced with the following text:

“the Accelerated Portion Loan Date or the Remaining Portion Loan Date, as the case may be”.

(iii)	The reference to “the Loan Date” in the second line of Section 1.2(b) of the CLA shall be replaced the following text:

 “the Remaining Portion Loan Date”.

2.3	Amendment of Section 1.5 of the CLA.

(i)	Delete in its entirety the preamble text to Section 1.5 of the CLA reading:

“On or prior to the Loan Date, Borrower shall deliver to the Lenders the following:”

(ii)	Section 1.5(a) of the CLA shall be replaced in its entirety by the following:

“Promptly following Borrower’s shareholders meeting, the Borrower shall deliver to the Lenders a copy of the resolutions of Borrower’s audit committee, Board of Directors (the “Board”) and Shareholders (collectively, the “Resolutions”), approving the execution and performance by Borrower of this Agreement and its annexes and the Charge Debentures (all, as defined below) in forms to the reasonable satisfaction of counsel to Lead Lender. In the event that the Borrower’s audit committee does not approve this Agreement, the Borrower shall repay to Beilis its respective portion of the Loan Amount with the addition of any Interest accrued thereon, within 14 days from the date of the Borrower’s shareholders meeting. Notwithstanding the above, each of the other Accelerating Lenders shall have the right (but not the obligation) to receive by assignment in writing its pro-rata portion of the Loan Amount that was extended by Beilis hereunder in consideration for payment to Beilis of such pro rata portion plus the applicable Interest. It is hereby clarified that the non-participation of Beilis in the Convertible Loan shall not affect the parties’ rights and obligations under this Agreement.

(iii)	Add the following text at the beginning of each of the provisions in Sections 1.5(b), 1.5(c) of the CLA:

“On or prior to the Accelerated Portion Loan Date, Borrower shall deliver to the   Lenders…”

(iv)	Add the following text at the beginning of the provision in Section 1.5 (d) of the CLA:

“Concurrently with or prior to the SPA Closing or, in the event that the Borrower has not delivered to the Lenders the Resolutions (pursuant to Section 1.5(a) above) then no later than 10 days following the Borrower’s general meeting, the Borrower shall deliver to the Lenders…”

2.4	Addition of Section 1.6

 Add the following text as Section 1.6 of the CLA:

“1.6      [Omitted]”

2.5	Amendment to Section 1.7

In the fourth and fifth lines of Section 1.7, after the words “this Agreement” insert “as amended”

2.6	Addendum and Amendment of Section 1.8 of the CLA.

(i)	Add the following new Section 1.8(b1) after the provisions in Section 1.8 (b) of the CLA:

“(b1) For the avoidance of doubt and without derogating from the provisions of Section 1.8(d) of this Agreement it is hereby clarified that Zisapel shall not be eligible to exercise any rights he may have under the Floating or Fixed Charge Debentures prior to his payment to the Borrower of his respective portion of the Principal Amount.”

(ii)	The reference in Section 1.8 (c) of the CLA to “Loan Date” shall be replaced with the following text:

“the Accelerated Portion Loan Date”.

(iii)	Following Section 1.8(e) of the CLA, a new Section 1.8(f) shall be added as follows:

“(f) For the avoidance of doubt, in the event of full repayment of the Loan Amount pursuant to Sub-Section (c) of Section 1.2 (a) of this Agreement each of the Charges shall ipso facto expire and each of the Lenders undertakes to execute any document reasonably required by the Company to effect the deletion of such Charges from the records of any Israeli or non Israeli governmental authority with which such charges have been filed.”

2.7	Amendment of Section 3.1 of the CLA.

Section 3.1 of the CLA shall be deleted in its entirety. It is hereby agreed that: (i) the obligation of each Lender to advance such Lender’s portion of the Principal Amount is subject to receipt by the Lenders of the documents listed in Sections 1.5(b) and 1.5(c) of the CLA as amended hereby together with a counterpart signature page of this Amendment signed by all parties hereto; and (ii) the obligation of Zisapel to advance his portion of the Principal Amount is subject to his receipt (in addition to the abovementioned deliverables) of the documents listed in Sections 1.5(a) and 1.5(d)  and the occurrence of the SPA Closing.

2.8	Replacement of Schedule 1.1.

Schedule 1.1 attached to the Agreement shall be replaced with the Amended Schedule 1.1 attached hereto.

3.	Scope of this Amendment.

Except for the amendments and addendum set forth herein, no other provision of the CLA (and for the avoidance of doubt, of the BLA) is amended hereby and all such other provisions shall remain in full force and effect in accordance with their terms.

 [Remainder of Page Intentionally Left Blank – Signature Page to Follow]

Signature Page of Amendment to Convertible Loan Agreement

In Witness Whereof, Borrower and Lenders have executed this Amendment as of the date set forth in the preamble.

Borrower		Lead Lender

Radview Software Ltd.		Fortissimo Capital Fund GP, L.P. By: Fortissimo Capital (GP) Management Ltd., its General Partner

Name:	Jaron Lotan	Name:
Title:	Chairman of the Board	Title:

Name:	Christopher Dineen
Title:	Chief Financial Officer

Shem Basum Ltd.

Name:
Title:

Michael Chill

Amended Schedule 1.1

Name of Lender	Principal Amount

Fortissimo Capital Fund GP, L.P. (Lead Lender)	US$	62,500
Shem Basum Ltd. / Shai Beilis	US$	50,000
Yehuda Zisapel	US$	125,000
Michael Chill	US$	12,500
Sub-total	US$	250,000
Fortissimo Capital Fund GP, L.P. - balance of Bridge Loan*	US$	0
Total	US$	250,000

*	Fortissimo Capital Fund GP, L.P. has previously provided the entire US$500,000 under the Bridge Loan.